Exhibit 99.1

NUTRISYSTEM, INC. ANNOUNCES UPDATED

FINANCIAL GUIDANCE FOR FOURTH QUARTER

Horsham, PA -- January 4, 2005--(Business Wire) NutriSystem®, Inc. (AMEX: NSI - news), a leading provider of weight management and fitness products and services, today announced that, based on preliminary results, it anticipates higher revenues in the fourth quarter ended December 31, 2004 as compared to guidance originally provided on October 27, 2004. Revenues are expected to be in the range of $7.7 million to $7.8 million versus original guidance of $6.0 million to $6.6 million, excluding any effect from the Slim and Tone acquisition on December 2, 2004.

Commenting on the preliminary results for the quarter, Chairman and Chief Executive Officer Mike Hagan noted, "The year ended strongly. Year-over-year, revenue grew by about 85% for the fourth quarter and about 68% for the year. Revenues in the fourth quarter benefited from an increase in advertising in the last 10 days of the year, and, based on preliminary indications, we are pleased with the return on investment of our media buys."

Earnings Release, Conference Call and Webcast

NutriSystem also announced that it expects to report its fourth quarter 2004 financial results after the market closes on Wednesday February 23, 2005. The Company will conduct a conference call at 5:00 PM Eastern time that day. On the conference call, Michael J. Hagan, George Jankovic, Chief Operating Officer and James D. Brown, Chief Financial Officer, will provide the investment community with additional commentary about the quarter and the Company's outlook.

A live webcast of the conference call will be publicly available at the investor relations section of the Company's website (www.nutrisystem.com). Interested persons who wish to hear the webcast should go to the website a sufficient amount of time before the starting time to register and download and install any necessary audio software. Investors can also listen to the conference call by calling 800-901-5226 (international: 617-786-4513). A replay of the webcast will be available for 30 days following the conclusion of the conference call on the Company's website.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (AMEX: NSI) is a leading provider of weight management and fitness products and services. The company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

###